Exhibit (a)(40)

ALLERGAN COMMENTS ON CALIFORNIA FEDERAL COURT RULING IN

INSIDER TRADING LAWSUIT AGAINST VALEANT & PERSHING SQUARE

Court Found that Allergan Raised Serious Questions as to Whether Pershing Square and

Valeant Violated SEC Rule 14e-3

Court Orders Valeant and Pershing Square to Correct Disclosures; Parties Enjoined from

Voting Until Corrective Disclosures are Made

Allergan Committed to Ensuring Stockholders Voting at Special Meeting Acquired Shares in

Accordance with Law; Will Seek Emergency Appeal to Block Pershing Square from Voting Shares

Irvine, Calif., (November 4, 2014) — Allergan, Inc. (NYSE: AGN) (“Allergan” or the “Company”) today commented on the ruling in the United States District Court for the Central District of California in the Company’s federal securities litigation against Valeant Pharmaceuticals International, Inc. (“Valeant”), Pershing Square Capital Management, L.P. (“Pershing Square”) and its principal, William A. Ackman.

In the ruling, the Court found that Allergan raised serious questions as to whether Valeant and Pershing Square violated SEC Rule 14e-3, which prohibits trading on the basis of material nonpublic information when an offering person has taken a substantial step or steps to commence a tender offer of a target company. Specifically, the Court found Allergan’s argument “persuasive because, in promulgating Rule 14e-3, the SEC was concerned about the practice of ‘warehousing’ (the practice of the tender offeror intentionally leaking information to institutional investors to allow those other entities to make early trades before other investors heard about the tender offer) because such a practice is unfair to investors who are trading at an informational disadvantage.”

The Court ordered that Valeant and Pershing Square must make “corrective disclosures to their September 24, 2014 proxy solicitation statement in compliance with Section 14(a) of the Securities Exchange Act and Rule 14a-9 promulgated thereunder, including disclosure of the facts underlying Defendants’ exposure to liability under Section 14(e) of the Securities Exchange Act and Rule 14e-3 promulgated thereunder.” Specifically, the Court ordered that Pershing Square and Valeant must disclose that:

•	“Pershing Square and Valeant’s February 25 Relationship Agreement included an agreement that Pershing Square and Valeant agreed to be called “co-bidders” if the Allergan-Valeant transaction occurred by way of tender offer.

•	Allergan and Karah M. Parschauer’s federal lawsuit against Pershing Square, Valeant, and PS Fund 1 alleged that they violated Rule 14e-3 by causing PS Fund 1 to acquire Allergan shares between February and April 2014 without publicly disclosing information about Valeant’s plans for a tender offer.

•	The Court found that Plaintiff Parschauer raised serious questions as to whether Defendants’ conduct between February and April 2014 violated Rule 14e-3.”

The Company issued the following statement:

“We are pleased that the Court ruled there are serious questions as to the merits of Allergan’s insider trading case against Pershing Square and Valeant, and ordered them to revise their disclosures to reflect the truth behind their hostile acquisition plan.

The Allergan Board of Directors is strongly committed to protecting the stockholder franchise and believes it is important that the rights of the Company’s stockholders not be infringed by the actions of one hedge fund that significantly profited (to the detriment of other stockholders and the market) by trading in Allergan securities while in possession of material non-public information regarding Allergan.

The Allergan Board has a duty to ensure that any stockholder voting on corporate matters acquired their shares in accordance with the law and will file an emergency appeal with the United States Court of Appeals for the Ninth Circuit asking them to bar Pershing Square from voting its illegally acquired shares at the Special Meeting.”

About Allergan

Allergan is a multi-specialty health care company established more than 60 years ago with a commitment to uncover the best of science and develop and deliver innovative and meaningful treatments to help people reach their life’s potential. Today, we have approximately 11,700 highly dedicated and talented employees, global marketing and sales capabilities with a presence in more than 100 countries, a rich and ever-evolving portfolio of pharmaceuticals, biologics, medical devices and over-the-counter consumer products, and state-of-the-art resources in R&D, manufacturing and safety surveillance that help millions of patients see more clearly, move more freely and express themselves more fully. From our beginnings as an eye care company to our focus today on several medical specialties, including eye care, neurosciences, medical aesthetics, medical dermatology, breast aesthetics, and urologics, Allergan is proud to celebrate more than 60 years of medical advances and proud to support the patients and customers who rely on our products and the employees and communities in which we live and work. For more information regarding Allergan, go to: www.allergan.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding Allergan’s earnings per share, strategic plan, and business performance. These forward-looking statements are made as of the date they were first issued and are based on current expectations as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Allergan’s control. Allergan expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. Additional information concerning these and other risks can be found in press releases issued by Allergan, as well as Allergan’s public filings with the U.S. Securities and Exchange Commission, including the discussion under the heading “Risk Factors” in Allergan’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Copies of Allergan’s press releases and additional information about Allergan are available at www.allergan.com or you can contact the Allergan Investor Relations Department by calling 1-714-246-4636.

Important Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. Allergan has filed a solicitation/recommendation statement on Schedule 14D-9, as amended, with the SEC that has been mailed to Allergan’s stockholders. In addition, Allergan has filed a preliminary proxy statement with the SEC on October 6, 2014, and intends to file a definitive proxy statement. Any definitive proxy statement will be mailed to Allergan’s stockholders. INVESTORS AND STOCKHOLDERS OF ALLERGAN ARE ENCOURAGED TO READ THESE AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain free copies of these documents as they become available and any other documents filed with the SEC by Allergan at the SEC’s website at www.sec.gov. In addition, copies will also be available at no charge at the Investors section of Allergan’s website at www.allergan.com. Copies of these materials may also be requested from Allergan’s information agent, Innisfree M&A Incorporated, toll-free at 877-800-5187.

Allergan, its directors and certain of its officers and employees are participants in solicitations of Allergan stockholders. Information regarding the names of Allergan’s directors and executive officers and their respective interests in Allergan by security holdings or otherwise is set forth in Allergan’s proxy statement for its 2014 annual meeting of stockholders, filed with the SEC on March 26, 2014, as supplemented by the proxy information filed with the SEC on April 22, 2014. Additional information can be found in Allergan’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 25, 2014 and its Quarterly Report on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014, filed with the SEC on May 7, 2014 and August 5, 2014, respectively. To the extent holdings of Allergan’s securities have changed since the amounts printed in the proxy statement for the 2014 annual meeting of stockholders, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC.

Allergan Contacts

Bonnie Jacobs, Allergan (714) 246-5134

Joele Frank, Dan Katcher, and Scott Bisang, Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449